Exhibit 99.4

Balance sheet 31.12.2014

(in thousands of Euro)	31 December 2014 Consolidated Lauro 57 IFRS	Deconsolidation Lauro 57	31 December 2014 Consolidated Euticals IFRS	ADJ R&D	31 December 2014 Consolidated Euticals IFRS ADJ
Intangible assets	117,839	(91,841)	25,998	(8,977)	17,021
Tangible assets	77,152	0	77,152		77,152
Deferred tax assets	11,043	(1)	11,042	2,810	13,853
Other non-current assets	1,816	0	1,816		1,816
Total non-current assets	207,850	(91,841)	116,009	(6,167)	109,842
Inventories	64,292	(1)	64,291		64,291
Trade receivables	42,241	0	42,241		42,241
Current tax receivables	1,039	(100)	939		939
Other current assets	3,569	(193)	3,376		3,376
Cash and cash equivalents	13,396	(46)	13,350		13,350
Total current assets	124,537	(339)	124,198	-	124,198
Asset of disposal group classified as held for sale	5,000	-	5,000		5,000
Total assets	337,387	(92,180)	245,207	(6,167)	239,041
Share capital	50,000	(15,629)	34,371		34,371
Share premium reserve	167,500	(143,109)	24,391		24,391
Other reserves	(11,470)	38,058	26,588		26,588
Profit (loss) carried forward	(28,856)	(3,967)	(32,823)	(5,042)	(37,865)
Profit (loss) for the period	(4,224)	(541)	(4,765)	(1,125)	(5,890)
Net equity	172,950	(125,188)	47,762	(6,167)	41,595
Non-current financial liabilities	1,433	(0)	1,433		1,433
Liabilities for employees’ benefits	11,222	0	11,222		11,222
Non-current provisions for risks and charges	7,463	1	7,464		7,464
Other non-current liabilities	-	-	-		-
Deferred tax liabilities	163	-	163		163
Total non-current liabilities	20,281	1	20,282	-	20,282
Current financial liabilities	94,077	32,888	126,965		126,965
Trade payables	30,039	(119)	29,920		29,920
Tax payables	2,668	(8)	2,660		2,660
Current provisions for risks and charges	1,353	(1)	1,352		1,352
Other current payables	15,348	247	15,595		15,595
Total current liabilities	143,485	33,007	176,492	-	176,492
Total liabilities	163,766	33,008	196,774	-	196,774
Liabilities of disposal group classified as held for sale	671	-	671		671
Total equity and liabilities	337,387	(92,180)	245,207	(6,167)	239,041

Profit & Loss 31.12.2014

(in thousands of Euro)	31 December 2014 Consolidated Lauro 57 IFRS	Deconsolidation Lauro 57	31 December 2014 Consolidated Euticals IFRS	ADJ R&D	31 December 2014 Consolidated Euticals IFRS ADJ
Revenues	186,113	-	186,113		186,113
Other revenue and income	2,761	(214)	2,547		2,547
Total Revenues and incomes	188,874	(214)	188,660		188,660
Raw, ancillary and consumable materials and goods	(69,695)	-	(69,695)		(69,695)
Service costs and costs of third-party assets	(43,217)	385	(42,832)		(42,832)
Employee expenses	(53,648)	-	(53,648)		(53,648)
Other operating expenses	(3,075)	(111)	(3,186)		(3,186)
Change in inventories	(3,243)	-	(3,243)		(3,243)
Capitalization of internal costs	5,631	-	5,631	(4,957)	674
Depreciation, Amortization and Asset value adjustments	(21,508)	-	(21,508)	3,313	(18,195)
Total operating costs	(188,755)	274	(188,481)	(1,644)	(190,125)
Operating profit	119	60	179	(1,644)	(1,465)
EBITDA	21,627	60	21,687	(4,957)	16,730
Financial income	11	-	11		11
Financial expenses	(6,243)	(601)	(6,844)		(6,844)
Profit (loss) before taxes	(6,113)	(541)	(6,654)	(1,644)	(8,298)
Income taxes	1,889	-	1,889	519	2,408
Net profit (loss) from operations	(4,224)	(541)	(4,765)	(1,125)	(5,890)